May 21, 2012

RAIT Financial Trust Cira Centre, 2929 Arch Street, 17th Floor Philadelphia, PA 19104

Re: At Market Issuance Sales Agreement, dated May 21, 2012 between RAIT Financial Trust and MLV & Co. LLC

Ladies and Gentlemen:

We have acted as your special Maryland counsel for the limited purpose of rendering certain opinions in connection with the transactions contemplated by the At Market Issuance Sales Agreement, dated May 21, 2012, between RAIT Financial Trust (the “Company,” “you,” or “your”) and MLV & Co. LLC (the “Sales Agreement”). Capitalized terms defined in the Sales Agreement and used (but not otherwise defined) herein, are used herein as so defined. This opinion is being rendered to you for submission to the Commission (as herein defined) as an exhibit to the Registration Statement (as herein defined). In regard to rendering the opinions herein, you should note that we did not participate in any aspect of the drafting or negotiation of the Sales Agreement.

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

1. The Sales Agreement;

2. The Registration Statement on Form S-3 relating to the Securities (File Number 333-175901), that was declared effective by the Securities and Exchange Commission (the “Commission”) on September 9, 2011 under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder by the Commission, as such registration statement has been amended and supplemented to date (the “Registration Statement);

3. The Prospectus dated September 9, 2011, which forms part of the Registration Statement, as amended and supplemented to date, in the form in which it was filed with the Commission under the 1933 Act (the “Prospectus”);

4. The Prospectus Supplement filed in connection with the transactions contemplated by the Sales Agreement (the “Prospectus Supplement”);

5. The Amended and Restated Declaration of Trust, as amended and corrected, and as supplemented by the certain Articles Supplementary filed with the SDAT (as defined herein) on March 17, 2004, the certain Articles Supplementary filed with the SDAT on September 30, 2004, and the certain Articles Supplementary filed with the SDAT on June 29, 2007, of the Company (the “Declaration”), certified as of April 26, 2012 by the State Department of Assessments and Taxation of Maryland (the “SDAT”) and certified as of the date hereof by the Secretary of the Company;

6. The Articles Supplementary to the Declaration filed with the SDAT on May 21, 2012;

7. The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company (the “Bylaws”);

8. All resolutions adopted by the Board of Trustees of the Company relating to (a) the authorization, execution and delivery of the Sales Agreement and the transactions contemplated thereby, and (b) the registration, sale and issuance of the Placement Shares, certified as of the date hereof by the Secretary of the Company (collectively, the “Resolutions”);

9. A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

10. A Certificate of Secretary executed by Raphael Licht, Secretary of the Company, dated as of the date hereof (the “Certificate”).

In such examination, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects. As to all questions of fact material to these opinions, we have relied solely upon the Certificate or comparable documents and upon the representations and warranties contained in the Sales Agreement and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Company is a real estate investment trust validly existing and in good standing under the laws of the State of Maryland, that has the trust power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement.

2. The Placement Shares, when issued and delivered by the Company pursuant to the Sales Agreement against payment of the consideration set forth therein, will be duly authorized, validly issued, fully paid and nonassessable.

3. The Placement Shares conform in all material respects as to legal matters to the description thereof contained under the caption “Description of Offered Preferred Shares” in the Prospectus Supplement.

The opinions expressed herein are limited to the substantive laws of the State of Maryland, which, in our experience, without having made any special investigation as to the applicability of any specific law, rules or regulation, are normally applicable to transactions of the type contemplated by the Sales Agreement (collectively, the “Applicable Laws”). No opinion is expressed as to the effect on the matters covered by this letter of the laws, rules or regulations of (i) the United States of America or (ii) the securities (or as they are known to the vernacular “blue sky”) laws of the State of Maryland, whether in any such case applicable directly or through the Applicable Laws. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed herein are rendered solely for your benefit in connection with your issuance of the Placement Shares. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Sincerely yours,

/s/ DUANE MORRIS LLP